UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2007

HOKU SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51458	94-0351487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 2, 2007 Hoku Scientific, Inc. notified The NASDAQ Stock Market LLC, that due to the untimely death of Lloyd M. Fujie, an independent member of Hoku’s Board of Directors and the Chairman of the Audit Committee of the Board of Directors, on December 27, 2006, Hoku was no longer in compliance with NASDAQ Marketplace Rule 4350. Hoku is listed on the NASDAQ Global Market under the trading symbol “HOKU”. NASDAQ Marketplace Rule 4350(c) and (d) require each listed issuer to have a majority of independent directors and an audit committee that consists of at least three independent members, respectively. Hoku’s Board of Directors is currently comprised of Dustin M. Shindo, Hoku’s President and Chief Executive Officer, Karl M. Taft III, Hoku’s Chief Technology Officer, and independent directors Kenton T. Eldridge and Karl E. Stahlkopf, Ph.D. Mr. Eldridge and Dr. Stahlkopf currently serve on the Audit Committee of the Board of Directors.

On January 3, 2007 The NASDAQ Stock Market LLC confirmed via letter Hoku’s non-compliance with NASDAQ Marketplace Rule 4350 and provided Hoku a cure period in which to regain compliance in accordance with NASDAQ Marketplace Rule 4350(c)(1) and (d)(4) as follows:

•	until the earlier of Hoku’s next annual shareholders’ meeting or December 27, 2007; or

•	if the next annual shareholders’ meeting is held before June 25, 2007, then Hoku must provide evidence of compliance no later than June 25, 2007.

We held our 2006 annual stockholder’s meeting on September 7, 2006. Hoku has begun a search for a new independent director to serve on the Board of Directors and as Chairman of the Audit Committee. In the event we do not regain compliance by the above applicable date, NASDAQ rules require NASDAQ to provide written notification to us that our common stock will be delisted. At that time, we may appeal the delisting determination to a Listing Qualifications Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 5, 2007

HOKU SCIENTIFIC, INC.

By:	/S/ DUSTIN SHINDO
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer